UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 4, 2010

TERRESTAR CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33546	93-0976127
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12010 Sunset Hills Road
Reston, VA	20190
(Address of Principal	(Zip Code)
Executive Offices)

Registrant’s telephone number, including area code:  703-483-7800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 4, 2010, TerreStar Corporation, a Delaware corporation (the “Company”) and TerreStar Holdings Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company (“Holdings”) extended their offers to exchange (each, an “Exchange Offer” and collectively, the “Exchange Offers”) (i) all outstanding shares of Series A Cumulative Convertible Preferred Stock of the Company (“Series A Preferred”) for up to 90,000 shares of Series F Preferred Stock of Holdings (“Sub Series F Preferred”), (ii) all outstanding shares of Series B Cumulative Convertible Preferred Stock of the Company (“Series B Preferred”) for up to 318,500 shares of Sub Series F Preferred and (iii) all outstanding shares of Series E Junior Participating Preferred Stock of the Company (“Series E Preferred”) for up to 300,000 shares of Series G Junior Preferred Stock of Holdings.  Additionally, TerreStar Networks Inc., a Delaware corporation and an indirect majority-owned subsidiary of the Company (“TSN” and, together with the Company and Holdings, the “Companies”) and the Company extended their proposal to amend all outstanding $167 million (as of September 30, 2009) aggregate principal amount of 6.5% Senior Exchangeable PIK Notes due 2014 (the “6.5% Notes”) in the form of a supplemental indenture to the indenture governing the 6.5% Notes upon the receipt of the requisite consents (the “6.5% Notes Supplement”).

In connection with the Exchange Offers, the Company, Holdings and TSN, as applicable, extended their solicitation (the “Solicitation,” and together with the Exchange Offers, the “Exchange Offers and Solicitation”) for (i) consents regarding certain proposed amendments to the certificate of designations of the Series B Preferred, (ii) consents regarding certain proposed amendments to the indenture of TSN’s 6.5% Notes (the “6.5% Notes Amendments”) and (iii) the approval of the Exchange Offers and Solicitation by holders of the 6.5% Notes (the “Noteholders’ Amendments”).

The Exchange Offers and Solicitation, which were scheduled to expire at 5:00 p.m., New York City time, on Thursday, February 4, 2010, have been extended until 5:00 p.m., New York City time, on Friday, March 5, 2010.  The Exchange Offers and Solicitation are being extended in order to provide additional time to satisfy various conditions to closing, including  to obtain the necessary consents.  According to Epiq Financial Balloting Group (the “Exchange and Information Agent”), as of February 4, 2010, approximately $22,492,279 aggregate principal amount of the 6.5% Notes have consented to the 6.5% Notes Amendments and the Noteholders’ Amendments and approximately 155,000 shares of Series B Preferred have been validly tendered and not withdrawn.  According to the Exchange and Information Agent, as of February 4, 2010, no shares of the Series A Preferred or the Series E Preferred have been validly tendered.

The Exchange Offers and Solicitation are being made pursuant to the Offering Memorandum dated November 16, 2009, as amended on December 8, 2009, December 22, 2009, January 5, 2010, January 27, 2010, and February 5, 2010, the related Letter of Consent, as amended, and the related Letter of Transmittal, as amended, which set forth a more detailed description of the Exchange Offers and Solicitation, including certain conditions that must be satisfied or waived prior to the expiration of the Exchange Offers and Solicitation.  Except for the amendment to extend the expiration of the Exchange Offers and Solicitation, the terms of the Exchange Offers and Solicitation remain the same and the Offering Memorandum and the related Letter of Consent and Letter of Transmittal remain in full force and effect.  Security holders who have previously validly tendered securities or submitted consents, as applicable, do not need to re-tender their securities or resubmit their consents or take any other action in response to this amendment.

In connection with the Exchange Offers and Solicitation, the Companies have retained Jefferies & Company, Inc. to serve as Financial Advisor and Dealer Manager for the Exchange Offers and Solicitations.  Additionally, Epiq Systems, Inc. (Financial Balloting Group) has been retained to serve as the Exchange and Information Agent for the Exchange Offers and Solicitation.

Questions regarding the terms of the Exchange Offers and Solicitation should be directed to the Exchange and Information Agent at:

757 Third Avenue, 3rd Floor
New York, New York 10017
Attention:  TerreStar
(646) 282-1800 (Telephone), (646) 282-1804 (Fax)

This Form 8-K is not an offer to purchase or a solicitation of acceptance of the Exchange Offers and Solicitation.  The Companies may, subject to applicable law, amend, further extend or terminate the Exchange Offers and Solicitation.

Forward Looking Statements
This Form 8-K may contain forward-looking statements, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this Form 8-K.  Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results.  We cannot guarantee that any of such forward-looking statements will be realized.

Our forward-looking statements are based on information available to us today, and we assume no obligation to update or supplement such forward-looking statements unless required by law.  Our actual results may differ significantly from any results discussed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRESTAR CORPORATION

By:	/s/ Douglas Brandon
Douglas Brandon
General Counsel & Secretary

Date:  February 5, 2010